Exhibit 99.1

Behringer Announces Acquisition of Lakewood Flats in Dallas

Property Purchased by Behringer Harvard Opportunity REIT II, Inc.

DALLAS (Oct. 15, 2014) — Behringer announced today the acquisition of Lakewood Flats, a 435-unit multifamily community in the Lakewood submarket of Dallas, by Behringer Harvard Opportunity REIT II, Inc.

“Lakewood Flats provided us with an attractive opportunity to acquire a recently constructed, stabilized and cash-flowing asset in a desirable infill market with strong fundamentals and high barriers to entry,” said Michael O’Hanlon, chief executive officer of Behringer’s opportunity platform. “This is the best-in-class asset in a submarket with high apartment occupancy and limited new supply. We expect Lakewood Flats to continue to benefit from strong demand for a central living option priced lower than many multifamily communities in the nearby Knox/Henderson and Uptown Dallas submarkets.”

Lakewood Flats was built in 2013 at 7425 La Vista Drive, near the intersection of East Grand and Gaston avenues. It consists of 318 one-bedroom apartments with an average size of 645 square feet and 117 two-bedroom apartments with an average size of 1,141 square feet. Community amenities include a clubhouse with lounge and gourmet kitchen, game room, fitness center, business center and two resort-style pools. Apartment interiors feature vinyl plank or stained concrete floors, granite countertops in kitchens and baths, stainless steel refrigerators, and a washer and dryer in each unit.

The Lakewood neighborhood is known for its residential feel and its convenient access to the Dallas central business district, which is approximately five miles southwest of Lakewood Flats. Residents enjoy direct access to the Santa Fe Trail, a 4.2-mile paved trail system for hiking and biking that connects multiple parks in lower East Dallas. More than 1 million visitors are attracted annually to the 2,100-acre White Rock Lake and Park, as well as the 66-acre Dallas Arboretum and Botanical Garden on the southeastern shore of the lake.

About Behringer

Behringer creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer group of companies have made investments into more than $11 billion in assets. For more information, call 866.655.3600 or visit behringerinvestments.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for

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forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer bmarler@behringermail.com 469.341.2312	David Nesmith Richards Partners for Behringer david_nesmith@richards.com 214.891.2864

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